EXHIBIT "3.4"
                                               GOLDEN HEMLOCK EXPLORATIONS, LTD.
                                                           "UNAUDITED STATEMENT"
                                                               NOVEMBER 30, 1999

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


                        GOLDEN HEMLOCK EXPLORATIONS LTD.

                                Quarterly Report

                       Nine Months Ended November 30, 1999

       Consolidated Balance Sheet
        November 30, 1999 - unaudited

------------------------------------------------------------------------------------

                                                                1999        1998
------------------------------------------------------------------------------------

         ASSETS

         Current

         Cash and term deposits                           $      43,721  $     6,531
         Accounts receivable                                     88,578       65,433
         Prepaid expenses and deposits                           14,007       15,165
------------------------------------------------------------------------------------
                                                                146,306       87,139
         Mineral interests                                    5,254,774    5,309,633
         Capital assets                                         359,208      422,798
------------------------------------------------------------------------------------
                                                          $   5,760,288  $ 5,819,770
====================================================================================
         LIABILITIES

        Current

          Accounts payable and accrued liabilities (Note 1)$   610,597   $   683,682
          Loans payable to directors (Note 1)                  280,000       280,000
          Due to shareholders (Note 1)                         112,350       508,647
          Private placement advances (Note 1)                  564,050             -
------------------------------------------------------------------------------------
                                                             1,566,997     1,472,329
         Long term debt                                              -       683,250
----------------------------------------------------------------------------------
                                                             1,566,997     2,155,579
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         SHARE CAPITAL AND DEFICIT
         Share capital                                      11,244,240    11,244,240
         Deficit                                            (7,050,949)   (7,580,049)
------------------------------------------------------------------------------------
                                                             4,193,291     3,664,191
------------------------------------------------------------------------------------
                                                         $   5,760,288  $  5,819,770
====================================================================================
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Approved by the Directors:   "Robin T. Forshaw"        "Lawrence D. Barr"
                             Director                  Director

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


        GOLDEN HEMLOCK EXPLORATIONS LTD.

        Consolidated Statement of Operations and Deficit
        Nine Months Ended November 30, 1999 - unaudited

                                                                1999         1998
------------------------------------------------------------------------------------

         Administrative expenses
          Amortization                                    $      2,771  $      3,718
          Investor relations                                         -         7,000
          Management fees                                       80,796        45,000
          Office, rent, telephone                               13,658        94,951
          Professional fees                                    107,968        76,803
          Salaries                                              35,637        90,818
          Shareholder information                                2,259         2,457
          Transfer agent and regulatory fees                     5,036         8,031
          Travel                                                 4,793         9,230
------------------------------------------------------------------------------------
                                                               252,918       438,008
------------------------------------------------------------------------------------
         Other expense (income)
         Interest expense (income) - net                        12,651      (113,585)
         Loss on foreign exchange                                7,719        40,627
------------------------------------------------------------------------------------
                                                                20,370       (72,363)
------------------------------------------------------------------------------------
         Loss for the period                                   273,288       365,645
         Deficit, beginning of period                        6,777,641     7,214,404
------------------------------------------------------------------------------------
         Deficit, end of period                          $   7,050,929  $  7,580,049
====================================================================================
         Loss per share                                  $  (0.1)         (0.02)
====================================================================================


     Note 1: Creditors holding $386.911 in accounts payable and accrued liabilities, $280,000 for loans payable to directors and $112,350 for amounts due to shareholders, being an aggregate $779,261, have agreed to accept
3,117.044 common shares issued at the price of $0.25 per share, after giving effect to a proposed one for five consolidation of the Company's shares approved by the 1998 annual meeting, but before giving effect to a further proposed one for five consolidation approved by the 1999 meeting, in settlement of the Company's indebtedness in the amounts listed. The share consolidations and shares for debt agreements are subject to regulatory approval. The private placement advances are expected to convert into equity in due course, as described in Schedule C.


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        GOLDEN HEMLOCK EXPLORATIONS LTD.

        Consolidated Statement of Cash Flow
        Nine Months Ended November 30. 1999

-------------------------------------------------------------------------------------
                                                               1999         1998
-------------------------------------------------------------------------------------

          Cash provided by (used for)
         operating activities
           Loss for the period                             $   (273,288) $   (365,645)
           Items not involving cash
           Amortization                                           2,771         3,718
           Loss on foreign exchange                               7,719        40,627
-------------------------------------------------------------------------------------
                                                               (262,798)     (320,705)
           Net change in non-cash working capital items          29,760       (80,868)
-------------------------------------------------------------------------------------
                                                               (233,038)     (401,573)
-------------------------------------------------------------------------------------
          Cash provided by (used for)
          investing activities
           Acquisition of mineral interests                      (3,208)     (103,217)
           Acquisition of capital assets                         (4,522)            -
           Deferred exploration and development
            expenditures, net of depreciation and amortization (28O,816)     (133,877)
-------------------------------------------------------------------------------------
                                                               (288,546)     (237,094)
-------------------------------------------------------------------------------------
          Cash provided by (used for)
         financing activities
          Receipt of debenture subscriptions                    564,050
          Issuance of share capital for cash                                        -
          Issuance of share capital to settle debt                    -       575,260
          Proceeds from disposal of capital assets                    -        59,732
           Repayment of loans from directors                          -      (105,000)
-------------------------------------------------------------------------------------
                                                            564,050       634,992
-------------------------------------------------------------------------------------
          Increase (decrease) in cash position                   42,466       (3,675)
           Cash position, beginning of period                     1,255       10,206
-------------------------------------------------------------------------------------
          Cash position, end of period                      $    43,721 $      6,531
=====================================================================================


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


GOLDEN HEMLOCK EXPLORATIONS LTD.

Schedule of Consolidated Deferred Exploration and Development Expenditures
Nine Months Ended November 30, 1999

----------------------------------------------------------------------------------
                                                               1999         1998
----------------------------------------------------------------------------------

  Amortization and depreciation                          $    41,965 $     48,919
  Assaying and metallurgy                                    121,400            -
  Fuel costs                                                     179        1,995
  Geological fees                                            101,495       50,000
  Maintenance and repairs                                      2,701        5,974
  Permits and rights                                          27,640            -
  Salaries                                                    25,330       26,978
  Sundry                                                         489        5,636
  Supervision                                                      -        6,443
  Travel                                                       1,582        3,505
----------------------------------------------------------------------------------
  Increase in deferred exploration and
   development expenditures                                  322,781      182,068
  Deferred exploration and development expenditures
   beginning of period                                     2,893,141    2,684,545
----------------------------------------------------------------------------------
  Deferred exploration and development
  expenditures, end of period                            $ 3,215,922 $  2,866,613
=================================================================================


                   GOLDEN HEMLOCK EXPLORATIONS LTD.                  Schedule B
                             QUARTERLY REPORT                        Page 1

                                November 30, 1999

1. Current year-to-date information: During the current year to date a director has been paid management fees of $45,000.

2. (a) Securities issued during the period September 1, 1999 to November 30, 1999: None.

       See Schedule C for a description of agreements to issue shares on the settlement of debt and convertible debentures which had not been finalized at November 30, 1999; these are subject to regulatory approval.

2. (b) Options granted during the period September 1,1999 to November 30, 1999: None.


3. (a) Particulars of authorized and issued capital:

       The authorized capital of the Company consists of 100,000,000 common shares without par value.

       Issued and outstanding: 22,665,956 shares for $11,244,240 net of share issue costs.

       See Schedule C for a description of certain proposed alterations to share capital.

3.(b)  Options, warrants and convertible securities outstanding:

       Share purchase warrants outstanding as at November 30, 1999: Warrants expiring December 31, 1999 to acquire up to 632,500 common shares at the exercise price of $0.20 per share, based upon the issued capital as at December 31, 1997 and before giving effect to any share consolidation(s) or related alteration(s) in exercise price. These warrants expired, unexercised.

       See  Schedule  C  for  a  description  of  certain   proposed  issues  of
       convertible securities.

       Stock options outstanding as at November 30, 1999:  None.


3.(d)  List of directors:

       Lawrence D. Barr, Dalton Dupasquier, Robin T. Forshaw, Marvin A. Mitchell

       Mr. Koy Diepholz of Dallas, Texas is to appointed to the Board upon reinstatement of trading of the company's shares on the Canadian Venture Exchange.

                   GOLDEN HEMLOCK EXPLORATIONS LTD.                   Schedule B
                             QUARTERLY REPORT                         Page 2
                                November 30, 1999

4.     Additional Information - Mineral interests
       Mineral interests are comprised as follows:

                                                 Balance   Additions  Balance
                                              February 28   during   November 30

                                                   1999     period     1999
                                              ----------------------------------
        Net acquisition costs                 $ 2,035,644 $  3,208  $ 2,038,852
        Deferred exploration
          - per schedule                        2,893,141  322,781    3,215,922
                                              ----------------------------------
                 Total                        $ 4,928,785 $325,989  $ 5,254,774
================================================================================


A number of optionors of a mineral property for which option payments were due in May 1996 and May 1997 have to date not delivered satisfactory legal documentation entitling them to receive option payments otherwise due to them. The amounts involved are $US76,000 plus related value added taxes of approximately $US13,650. in accordance with the Company's accounting policies, these payments will be recorded when the option payments are made. It is possible the optionors may deliver the requisite documentation at any time.

                        GOLDEN HEMLOCK EXPLORATIONS, LTD.           Schedule C
                                QUARTERLY REPORT                       Page 1
                                NOVEMBER 30, 1999

                              Management Discussion

General

Management of your company continue to work diligently towards the reinstatement of trading of the Company's shares on the Canadian Venture Exchange ("CDNX"). The principal tasks have been the discharge of the majority of the Company's indebtedness, devising a program and budget for ongoing development of the San Jose de Gracia gold project, and the securing of new financing for that exploration work and for the Company's ongoing working capital needs. A filing for reinstatement of trading was made with CDNX in November 1999, and further filings have subsequently been made.

Corporate

Within the filing for reinstatement of trading are three matters also requiring regulatory approval:

1. Settlement of corporate debt by issuance of shares; 2. Further share consolidation; and 3. Acquisition of the remaining 25% interest in Minera Finisterre for shares. Altbough the above will resu1t in dilution of shareholders' ownership, management is of the opinion they are required to render the company capable of raising new equity to meet the listing requirements of the Canadian Venture Exchange and continue exploration on the San Jose de Gracia project.

Investor relations for the third quarter consisted of management responding to investor and investment advisor queries.

Recommended Work Programs for San Jose de Gracia

During the quarter a program of one month duration was carried out on the property The program of mapping and sampling was designed to delineate areas of interest and define drill targets for the next phase of exploration. Management of your company is very satisfied with the results of that program.

As a result a program has been proposed for the next phase. The program calls for 1700 meters of drilling in four target areas expecting to commence in February 2000.

Financial Highlights

As described in the interim financial statements, the Company has entered into agreements which are subject to regulatory approval with creditors holding an aggregate $779,261 in indebtedness to accept 3,117,044 shares, to be issued on the basis of incorporating the first one for five consolidation approved by the shareholders in 1998 but then subject to the second one for five consolidation approved by the shareholders in 1999. The Company has further entered into agreements which are snbject to regulatory approval with a number of private placement investors in respect of convertible debentures for purposes of discharging the Company's remaining indebtedness, of funding the first phase exploration program on the San Jose de Gracia project, and of providing uncommitted working capital to meet the listing conditions required by CDNX. The private placement agreements provide that these debentures will be convertible into units consisting of one share and one one-year non-transferable warrant, to be priced at the average trading price of the Company's shares during the first 20 days of post-reinstatement trading. The Company expects to hold open the current round of private placements by way of these convertible debentures until a total of approximately $1,000,000 has been raised. The Company expects to file an Annual Information Form pursuant to securities legislation such that the shares issuable on the conversion of the debentures will be subject to a four month hold period.

                   GOLDEN HEMLOCK EXPLORATIONS LTD.                  Schedule C
                             QUARTERLY REPORT                        Page 2

                                NOVEMBER 30, 1999

Conclusion

Shareholders and management have endured a very long period during which the Company's financial condition and financing capacity have been severely impaired, with the consequence that there has been no trading capacity or liquidity available. Management believe that the alterations to the Company's capita1ization recently approved are allowing Golden Hemlock, soon to be known as Central Coast Minerals Ltd., to raise the funding needed to continue to seek significant mineral potential at San Jose de Gracia. Our engineering reports are clear on this potential, and we expect that the reinstatement of trading and recommencement of drill programs in Mexico will take place in the fourth fiscal quarter.

 ON BEHALF OF THE BOARD OF DIRECT0RS
 "Robin T. Forshaw"                               Vancouver, British Columbia
 Robin T. Forshaw, President                                  January 29,2000